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                                  EXHIBIT 20

                           [On Interact Letterhead]

                                April __, 2001

THIS LETTER IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. SCHEDULES TO AND 14D-9, WHICH ARE AVAILABLE FOR FREE ON THE SEC'S WEBSITE AT www.sec.gov, CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. UPON REQUEST, THE COMPANY WILL MAIL YOU A FREE COPY OF ITS SCHEDULE 14D-9, INCLUDING EXHIBITS ON REQUEST.

        NOTICE TO ESPP PARTICIPANTS OF SHORTENED PURCHASE AND OFFERING
         PERIODS UNDER THE COMPANY'S 1999 EMPLOYEE STOCK PURCHASE PLAN

     As you may know, Interact Commerce Corporation, formerly known as SalesLogix Corporation (the "Company"), has entered into an agreement and plan of merger dated as of March 27, 2001 (the "Merger Agreement") with The Sage Group plc, a corporation organized under the laws of England ("Parent"), and its indirect, wholly owned subsidiary Isaiah Acquisition Corp., a Delaware corporation ("Purchaser"), that provides for the acquisition of the Company by Parent at a price of $12.00 per share in cash (the "Offer Price").

     In accordance with the terms of the Merger Agreement, on April 4, 2001, Parent filed a tender offer statement with the Securities Exchange Commission (the "SEC") on Schedule TO and the Company filed a solicitation/recommendation statement with respect to such tender offer with the SEC on Schedule 14D-9. Over the next several days, copies of these filings will be made available to stockholders of the Company at no expense. The filings are also available for free on the SEC's website at www.sec.gov. In addition, upon request to the
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Company's stock plan administration manager, Betsy Eberg, at 480-444-4940, the
Company will mail you a free copy of its Schedule 14D-9, including exhibits on request.

     Following successful completion of the tender offer, the Merger Agreement provides that Purchaser will be merged (the "Merger") with and into the Company (the "Surviving Corporation"), and all shares not purchased by Purchaser in the tender offer will be converted into the right to receive $12.00 per share in cash in the Merger in accordance with the Merger Agreement. The purpose of this letter is to notify you that, pursuant to the authority set forth in Section 19(c) of the Company's 1999 Employee Stock Purchase Plan (the "ESPP"):

     (a) the Company's Board of Directors has shortened the Purchase Period (as defined in the ESPP) currently in progress and set a new Exercise Date (as defined in the ESPP) of April 30, 2001 (the "New Exercise Date");

     (b) the Exercise Date for all current options to purchase shares of the Company's Common Stock under the ESPP ("ESPP Options") has been changed to the New Exercise Date;
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     (c)  all ESPP Options shall be exercised automatically on the New Exercise
          Date, unless prior to such date, the participant has withdrawn from the applicable Offering Period as provided in Section 10 of the ESPP;

     (d) all Offering Periods then in progress shall end on the New Exercise Date; and

     (e) as of the effective time of the Merger (the "Effective Time"), the ESPP shall terminate.

     With respect to any shares of the Company's Common Stock held by you, including shares you acquire on the New Exercise Date upon exercise of ESPP Options, at any time prior to the Effective Time, you may elect in your discretion to (i) sell such shares in the open market, (ii) tender such shares in the tender offer described above, which is currently scheduled to expire at midnight on May 2, 2001, but may be extended for additional periods in accordance with the Merger Agreement or (iii) hold such shares until the Merger, at which time such shares will be converted into the right to receive $12.00 per share in cash in accordance with the Merger Agreement.

     Individual tax implications attendant to the acquisition and disposition of shares pursuant to the ESPP are the responsibility of the individual participant
- please consult your personal tax advisor. The brief description of federal tax consequences provided in the prospectus for the ESPP made available to you on the Company's Intranet is based upon the law and the policies of the United States Department of the Treasury and the IRS as of the date of the prospectus, and it should be understood that such description is not exhaustive, that the law may change and, further, that special rules are provided with respect to situations not specifically discussed therein.

     Please call the Company's stock plan administration manager, Betsy Eberg, at 480-444-4940 if you have any questions.

                             John Harbottle



                             Vice President, Finance and Chief Financial Officer